SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                   ________________________________________

                                   FORM S-8
                   ________________________________________

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                   ________________________________________

                               INVICTA GROUP INC.
              (Exact Name of Company as specified in its charter)
                   ________________________________________

   Nevada                        __________                 91-2051923
(State of Incorporation)    (Commission File No.)    (IRS Employer ID Number)

         2400 E. Commercial Blvd, #618,  Ft. Lauderdale, Florida 33308
                   (Address of principal executive offices)

           FISCAL 2005 AMENDED AND RESTATED EQUITY COMPENSATION PLAN
                         (Full title of the Agreement)

                       William Forhan, President and CEO
                              INVICTA GROUP INC.
         2400 E. Commercial Blvd. #618,  Ft. Lauderdale, Florida 33308

                                   Copy to:
                                 William Scott
                           The Scott Law Firm, P.A.
                      940 NorthEast 79th Street, Suite A
                             Miami, Florida 33138
                    (Name and address of agent for service)

                  Company's telephone number: (954) 771 0650
                   ________________________________________

                        CALCULATION OF REGISTRATION FEE


 Title of           Amount         Proposed     Proposed     Amount of
Securities          to be          Maximum      Maximum     Registration
  to be           Registered       Offering     Aggregate       Fee
Registered                         Price Per    Offering
                                   Share(2)     Price(2)
--------------------------------------------------------------------------
Common Stock      1,000,000(1)     $0.07        $70,000       $7.49
par value
$.0001 per share

(1) Represents 1,000,000 shares of the Registrant's common stock, to be issued under the Registrant's Fiscal 2005 Amended and Restated Equity Compensation Plan.

2) The proposed maximum offering price per share is estimated solely for purpose of calculating the registration fee in accordance with Rule 457(F)(2).

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                    INFORMATION REQUIRED IN THE PROSPECTUS

Item 1. Plan Information

Invicta Group Inc. (the "Company") is offering shares of its common stock to various individuals for consulting services performed on its behalf. This issuance of shares is being made pursuant to the Company's Fiscal 2005 Amended and Restated Equity Compensation Plan (the "Plan") adopted by the Board of Directors on October 6, 2005, which is an "employee benefit plan" as defined in Rule 405 of Regulation C of the Securities Act of 1933. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA and has no administrator, as the shares will be issued directly to participants selected and approved by the Board of Directors. The number of shares or options for shares to be delivered to particular consultant will equate to the value of the consulting services provided or to be provided by each individual.

Additional information about the Plan may be obtained from Invicta Group Inc. at 2400 E. Commercial Blvd. #618, Ft. Lauderdale, Florida 33308, telephone:
(954) 771-0650 .

Item 2. Registrant Information and Employee Plan Annual Information

The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                    PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;

b. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2006, June 30, 2006, and September 30, 2006; and

c. The Company's Current Reports on Forms 8-K subsequent to December 31, 2005, and up to and including the date of filing of this Registration Statement.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

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Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

The Company is currently authorized to issue 5,000,000,000 shares of common stock $0.0001 per share, of which approximately 9,750,000 shares are issued and outstanding as of December 29, 2006, and 50,000,000 shares of preferred stock $0.0001 per share, 655,000 of which are issued and outstanding as of December 29, 2006.

COMMON STOCK

Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefore. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which mean that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

PREFERRED STOCK

We are authorized to issue 50,000,000 shares of preferred stock, par value $.0001 per share, having such designations, rights, preferences, powers and limitations as may be determined by the board of directors at the time of designation. There are 655,000 preferred shares issued and outstanding as of December 29, 2006.

TRANSFER AGENT

The Company's transfer agent and registrar for our common stock is Florida Atlantic Stock Transfer, 7130 Nob Hill Road, Tamarac, FL 33321.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The Scott Law Firm, P.A., counsel to the Registrant for the purpose of this Registration Statement, owns as of the date hereof no common shares of the Registrant.

ITEM 6. Indemnification of Directors and Officers.

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The Nevada Statutes (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Nevada corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

To the extent protection from liability for liabilities arising under the securities act may be permitted to our directors, officers and controlling persons of our company under the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, this type of protection from liability is against public policy as expressed in the securities act and is, therefore, unenforceable.

ITEM 7. Exemption From Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit Number      Description

4.1      Fiscal 2005 Amended and Restated Equity Compensation Plan

5.1      Opinion of Counsel, The Scott Law Firm, P.A.

23.1     Consent of The Scott Law Firm, P.A. (Included in Exhibit 5).

ITEM 9. Undertakings

1.  The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(ii)      to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, Florida, on the 29th day of December, 2006.


                                      INVICTA GROUP INC.



Date: 12/29/2006                      By: /s/ William G. Forhan
                                          William G. Forhan
                                          President, CEO and Director


Each person whose signature appears below hereby constitutes and appoints William Forhan his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE      TITLE      DATE


/s/ Richard David Scott               COO and Director      12/29/2006
Richard David Scott





/s/ Mercedes Henze                    Director              12/29/2006
Mercedes Henze

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                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              INVICTA GROUP INC.
              (Exact name of Issuer as specified in its charter)


EXHIBIT INDEX


Exhibit Number      Description

4.1      Fiscal 2005 Amended and Restated Equity Compensation Plan


5.1      Opinion of Counsel, The Scott Law Firm, P.A.

23.1     Consent of The Scott Law Firm, P.A. (Included in Exhibit 5).

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